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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                AMENDMENT NO. 1

                                      to

                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934


                              WORLD AIRWAYS, INC.
                                 COMMON STOCK
                            CUSIP NUMBER 98142H105


                               OCTOBER 25, 2000




     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
                                        ----------
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO.  98142H105


------------------------------------------------------------------------------
 1. NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only):

      Hollis L. Harris

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY:
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:            United States
 4.

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                          SOLE VOTING POWER:           369,715
                     5.
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:         -0-
   BENEFICIALLY      6.

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:      369,715
                     7.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:    -0-
       WITH          8.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:   369,715
 9.

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:                3.6%
11.


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:                                       IN
12.

------------------------------------------------------------------------------
14.   Check the appropriate box to designate the rule pursuant to which this
      Schedule is filed:
      [_] Rule 13d-1(b)
      [X] Rule 13d-1(c)
      [_] Rule 13d-1(d)

                                      2
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  CUSIP NO.  98142H105


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
 1.   (entities only):

      HLH Corporation    (58-2431737)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY:
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:            United States
 4.

------------------------------------------------------------------------------
                          SOLE VOTING POWER:           -0-
                     5.
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:         -0-
   BENEFICIALLY      6.

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:      -0-
                     7.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:    -0-
       WITH          8.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:   -0-
 9.

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:                 0%
11.


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:                                       CO
12.

------------------------------------------------------------------------------
14.   Check the appropriate box to designate the rule pursuant to which this
      Schedule is filed:
      [_] Rule 13d-1(b)
      [X] Rule 13d-1(c)
      [_] Rule 13d-1(d)

                                       3

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Item 1.

     Item 1(a) Name of Issuer:              World Airways, Inc.

     Item 1(b) Address of Issuer's Principal Executive offices:

                                            13873 Park Center Road, Suite 490
                                            Herndon, Virginia 20171


Item 2.

     Item 2(a) Name of Person Filing:       Hollis L. Harris and HLH Corporation

     Item 2(b) Address of Principal Business Office or, if none, Residence:

                                            13873 Park Center Road, Suite 490
                                            Herndon, Virginia 20171

     Item 2(c) Citizenship:                 See Cover Page, Item 4

     Item 2(d) Title of Class of Securities:Common Stock

     Item 2(d) CUSIP No.:                   98142H105

Item 3.   Not Applicable.


Item 4.   Ownership

               See Cover Page, Items 5-9 and 11.


Item 5.   Ownership of 5 Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following:       [X]

Item 6.   Ownership of More than 5 Percent on Behalf of Another Person

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

               See Exhibit 1.

                                       4
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Item 8.   Identification and Classification of Members of the Group

               Not Applicable.

Item 9.   Notice of Dissolution of Group

               Not Applicable.

Item 10.  Certifications

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    December 13, 2000


         /s/
-----------------------------------------
Signature

Name/Title:  Hollis L. Harris, individually and as President of HLH Corporation

                                       5